Exhibit 5.1

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Washington, D.C.

File No. 025681-0026

January 20, 2005

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94088-3453

Re:    $600,000,000 Aggregate Principal Amount of 7.75% Senior Notes due 2012

Ladies and Gentlemen:

In connection with the registration of $600,000,000 aggregate principal amount of 7.75% Senior Notes due 2012 (the “Notes”) by Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-4 filed with the Securities and Exchange Commission on January 20, 2005 (the “Registration Statement”), to be issued under an indenture dated as of October 29, 2004 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), you have requested our opinion set forth below. The Notes will be issued in exchange for the Company’s outstanding 7.75% Senior Notes due 2012 (the “Outstanding Notes”) on the terms set forth in the prospectus contained in the Registration Statement and the Letter of Transmittal filed as an exhibit thereto. The Indenture and the Notes are sometimes referred to herein collectively as the “Operative Documents.”

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Indenture and the Notes and the issuance of the Notes. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the internal laws of the State of New York, and in paragraphs 1 and 2, the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

January 20, 2005

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

1. The Indenture has been duly authorized by all necessary corporate action of the Company, and the Indenture has been duly executed and delivered by the Company and is the legally valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

2. The Notes have been duly authorized by all necessary corporate action of the Company.

3. The Notes, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered by or on behalf of the Company against the due tender and delivery to the Trustee of the Outstanding Notes in an aggregate principal amount equal to the aggregate principal amount of the Notes, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions rendered in paragraphs 1 and 3 above relating to the enforceability of the Indenture and the Notes, respectively, are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion concerning (a) the enforceability of the waiver of rights and defenses contained in Section 4.05 of the Indenture or (b) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy.

We have not been requested to express, and with your knowledge and consent, do not render any opinion as to the applicability to the obligations of the Company under the Operative Documents of Section 548 of the United States Bankruptcy Code or applicable state law (including, without limitation, Article 10 of the New York Debtor and Creditor Law) relating to fraudulent transfers and obligations.

With your consent, we have assumed (a) that the Operative Documents have been authorized, executed and delivered by, and constitute legally valid and binding obligations of, the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, (b) that the status of the Operative Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities, provided that, in each case, we make no such assumption to the extent we have opined as to such matters with respect to the Company and (c) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations. We express no opinion as to any state or federal laws or regulations applicable to the subject transaction because of the nature or extent of the business of any parties to the Operative Documents.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus contained therein.

Very truly yours,

/s/    Latham & Watkins LLP

Latham & Watkins LLP

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